Exhibit 99.1

America Service Group Announces Notice of Contract Award of Medical Services Contract by City of Philadelphia Prison System

BRENTWOOD, Tenn.--(BUSINESS WIRE)--America Service Group Inc. (NASDAQ:ASGR) announced today that the Philadelphia Prison System (“PPS”) has published a notice of contract award to America Service Group’s operating subsidiary, Prison Health Services, Inc. (“PHS”), for the provision of medical services to the approximately 9,000 detainees under the care of PPS.

PHS began providing medical services to PPS in 1993. PPS’ request for proposal anticipates that the final contract will cover services to PPS through August 31, 2012. The notice of contract award is not binding, and the contract between PPS and PHS for the provision of medical services remains subject to negotiation of final contract terms.

Commenting on today’s announcement, Richard Hallworth, president and chief executive officer of PHS, stated, “We are gratified by the confidence placed in PHS by the Philadelphia Prison System. I am especially proud of our PHS staff, which has worked so well over the years in partnership with the PPS. We look forward to building upon that relationship and improving services with the planned implementation of the PHS CatalystSM electronic health record, which exemplifies our commitment to quality care and is expected to further advance a national model for providing correctional healthcare in the United States.”

America Service Group Inc., based in Brentwood, Tennessee, is a leading provider of correctional healthcare services in the United States. America Service Group Inc., through its subsidiaries, provides a wide range of healthcare programs to government agencies for the medical care of inmates. More information about America Service Group Inc., including a copy of this press release, can be found on the Company’s website at www.asgr.com.

Cautionary Statement

This press release contains “forward-looking” statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical facts, including statements about the Company’s or management’s beliefs and expectations, constitute forward-looking statements and may be indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “believes” or “intends” and similar words and phrases. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the Company’s ability to negotiate a final contract with the City of Philadelphia.

A discussion of important factors and assumptions regarding certain statements and risks involved in an investment in the Company is contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release. The Company assumes no obligations to update or revise them or provide reasons why actual results may differ.

CONTACT:
America Service Group Inc.
Richard Hallworth, 615-373-3100
President and Chief Operating Officer
or
James T. Sprouse, 615-373-3100
Vice President Finance and Investor Relations